JOINT FILING AGREEMENT

AGREEMENT by and among Karbon Capital Partners Core Holdings, LLC, Karbon Capital Partners Core Holdings II, LLC, Thomas F. Karam, and Jeffrey Zajkowski (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Karbon Capital Partners Corp. relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Dated: July 23, 2026 KARBON CAPITAL PARTNERS CORE HOLDINGS, LLC

/s/ Thomas F. Karam

Name: Thomas F. Karam

Title: Manager

Dated: July 23, 2026 KARBON CAPITAL PARTNERS CORE HOLDINGS II, LLC

/s/ Thomas F. Karam

Name: Thomas F. Karam

Title: Manager

Dated: July 23, 2026 /s/ Thomas F. Karam

Thomas F. Karam

Dated: July 23, 2026 /s/ Jeffrey Zajkowski

Jeffrey Zajkowski